Putnam Variable Trust, June 30, 2005, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended June 30, 2005, Putnam Management has
assumed the following amounts of legal, shareholder servicing and communication, audit and Trustee fees incurred by each fund in connection with certain legal and regulatory:

Fund Name						Amount
Putnam VT American Government Income Fund		$754
Putnam VT Capital Appreciation Fund			339
Putnam VT Capital Opportunities Fund			228
Putnam VT Discovery Growth Fund				458
Putnam VT Diversified Income Fund              		1,339
Putnam VT Equity Income Fund                  		458
Putnam VT The George Putnam Fund of Boston            	1,374
Putnam VT Global Asset Allocation Fund                  896
Putnam VT Global Equity Fund               		1,368
Putnam VT Growth and Income Fund               		7,402
Putnam VT Growth Opportunities Fund                  	594
Putnam VT Health Sciences Fund                  	781
Putnam VT High Yield Fund               		1,339
Putnam VT Income Fund               			1,556
Putnam VT International Equity Fund               	1,695
Putnam VT International Growth and Income Fund          1,113
Putnam VT International New Opportunities Fund          715
Putnam VT Investors Fund                  		986
Putnam VT Mid Cap Value Fund                  		516
Putnam VT Money Market Fund                  		792
Putnam VT New Opportunities Fund               		2,871
Putnam VT New Value Fund               			1,173
Putnam VT OTC & Emerging Growth Fund                  	781
Putnam VT Research Fund                  		786
Putnam VT Small Cap Value Fund               		1,607
Putnam VT Utilities Growth and Income Fund              915
Putnam VT Vista Fund               			1,136
Putnam VT Voyager Fund              			4,478